Exhibit 4.T

October 23, 2013

DELIVERED VIA EMAIL – wms@aubullion.com

Nevada Royalty Corp.
11521 North Warren Street
Hayden, Idaho 83835

Attention: William Sheriff

Dear Sir:

Reference is made to the option agreement among Battle Mountain Gold Inc.,

Battle Mountain Gold, (USA) Inc. and Nevada Royalty Corp. (formerly Great American Minerals, Inc.) dated March 13, 2013 (the “Option Agreement”). This letter agreement will confirm our agreement to amend Section 3.2(d) of the Option Agreement by deleting “12 months” and replacing it with “18 months”.

Please acknowledge your acceptance and agreement to the above terms and conditions by signing a copy of this letter agreement in the space provided below and returning it to the undersigned. Such signed copy may be delivered by facsimile or any other means of electronic transmission, and each of which so signed will be deemed to be an original and notwithstanding the date of execution will be deemed to bear the date first set out above.

Battle Mountain Gold Inc.	Battle Mountain Gold (USA), Inc.

Signed “David Elliott”	Signed “David Elliott”
David Elliott, Director	David Elliott, Director

Nevada Royalty Corp.

Signed “Timothy P. Leybold”
Name: Timothy P. Leybold
Title: Chief Financial Officer

E-578